Exhibit 99.1

Contact: Curtis Garner

Chief Financial Officer

Otelco Inc.

205-625-3571

Curtis@otelcotel.com

Otelco Reports Second Quarter Results

ONEONTA, Alabama (Aug. 4, 2005) – Otelco Inc. (AMEX: OTT; TSE: OTT.un), the sole wireline telephone services provider in several rural communities in Alabama and Missouri, today announced results for its second quarter ended June 30, 2005.  The Company’s quarterly results reflect the second full quarter of operations under its new capital structure and its acquisition of Mid-Missouri Holding Corp. in December 2004. Key quarterly highlights for Otelco include:

•                  Total revenues were $11.4 million.

•                  Operating income was $4.5 million.

•                  Net income was $0.6 million.

•                  Net income per basic and diluted share was $0.06 and $0.04 respectively.

“The Company remains on track with our business plan for the year,” said Mike Weaver, President and Chief Executive Officer of Otelco.  “Despite the typical second quarter seasonal softness, we were pleased with our results.”

“On an annual basis, our access lines this year have declined at a 3.8% rate. Despite this decline, on a year-to-date basis we have grown access line equivalents, which we define as access lines, cable modems and digital subscriber lines, at an annual rate of 1.5%.  Our long distance and cable television subscribers increased for both second quarter and year-to-date, growing at an annual rate of 6.2% and 10.4% respectively. Our high-speed Internet customers continued to grow steadily, adding 393 customers during second quarter. Approximately 13.3% of our access lines are high-speed, increasing from 11.9% at the end of first quarter. We have instituted additional marketing programs to sustain the growth in this area of our business,” added Weaver.

 “We did an excellent job of controlling costs during the quarter. This focus helped us partially offset nonrecurring reductions in access revenue. We remain focused on executing our business plan and generating cash flows, allowing us to return cash back to our shareholders.  On June 30, 2005, Otelco again paid over $4.0 million to its IDS holders, representing interest and dividends of approximately $0.420 per Income Deposit Security (IDS).”

Distribution to IDS Holders

Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting. For the third quarter of 2005, the Board is meeting on August 11, 2005. The scheduled interest and any dividend declared will be paid on September 30, 2005 to holders of record as of the close of business on September 15, 2005. The interest payment will cover the period from June 30, 2005 through September 29, 2005.

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Second Quarter 2005 Financial Summary

(dollars in thousands, except per share amounts)

			Change
	2Q 2004	2Q 2005	Amount	Percent

Revenue	$9,029	$11,443	$2,414	26.7%
Operating income	$3,955	$4,539	$584	14.8%
Interest expense	$(792)	$(4,058)	$3,266	412.4%
Net income available to stockholders	$2,047	$616	$(1,431)	(69.9)%
Basic net income per share	$0.25	$0.06	$(0.19)	(76.0)%
Diluted net income per share	$0.24	$0.04	$(0.20)	(83.8)%

Adjusted EBITDA(a)	$5,915	$6,986	$1,071	18.1%
Capital expenditures	$962	$1,225	$263	27.3%

	YTD 2004	YTD 2005	Amount	Percent

Revenue	$18,156	$23,470	$5,314	29.3%
Operating income	$7,929	$9,333	$1,404	17.7%
Interest expense	$(1,630)	$(8,036)	$6,406	393.0%
Net income available to stockholders	$4,104	$1,446	$(2,658)	(64.8)%
Basic net income per share	$0.51	$0.15	$(0.36)	(70.6)%
Diluted net income per share	$0.48	$0.10	$(0.38)	(79.2)%

Adjusted EBITDA(a)	$11,949	$14,450	$2,501	20.9%
Capital expenditures	$1,914	$2,360	$446	23.3%

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005

Adjusted EBITDA
Net Income	$2,048	$616	$4,104	$1,446
Add: Depreciation	1,394	1,923	2,848	3,844
Interest Expense	792	4,058	1,630	8,036
Income Tax Expense	1,122	139	2,249	566
Non Cash Compensation-Stock Options	459	—	919	—
Accretion Expense	—	111	—	221
Change in Fair Value of Derivative Liability	—	(338)	—	(615)
Loan Fees	—	28	—	60
Amortization - Loan Cost	35	332	70	661
Amortization - Intangibles	64	116	129	231
Adjusted EBITDA	$5,915	$6,986	$11,949	$14,450

(a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.  Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP).  While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage.  The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Key Operating Statistics	Fourth Quarter 2004	First Quarter 2005	Second Quarter 2005	% Change Quarter	YTD
Access line equivalents (1)
Residential access lines	25,237	25,314	25,013	(1.2)%	(0.9)%
Business access lines	8,414	8,310	8,006	(3.7)%	(4.8)%
Total access lines	33,651	33,624	33,019	(1.8)%	(1.9)%
High-speed lines	3,488	4,014	4,407	9.8%	26.3%
Total access line equivalents	37,139	37,638	37,426	(0.6)%	0.8%

Long distance customers	13,641	14,039	14,061	0.2%	3.1%
Cable television customers	3,959	4,023	4,163	3.5%	5.2%
Dial-up internet customers	15,348	14,693	13,831	(5.9)%	(9.9)%
Average monthly revenue per access line (2)	$105.88	$112.66	$108.52	(3.7)%	4.9%

(1) We define access line equivalents as access lines, cable modems, and digital subscriber lines.

(2) We calculate average monthly revenue per access line as equal to (A) our average revenues for the period within our telephone territory divided by (B) the average of the access lines on the first and the last day of the period. Year-to-date average revenue per access line is $111.08.

FINANCIAL DISCUSSION FOR SECOND QUARTER 2005

Revenue

Total revenues grew 26.7% in the three months ended June 30, 2005 to $11.4 million from $9.0 million in the three months ended June 30, 2004. The growth in revenue was primarily driven by the acquisition of Mid-Missouri. Local service revenue in the three months ended June 30, 2005 grew 1.4% to $3.6 million from $3.5 million in the three months ended June 30, 2004.  Access lines increased 3,720 primarily from the acquisition of Mid-Missouri, partially offset by continued growth of the Company’s high-speed Internet service which resulted in the loss of some second access lines used by customers for dial-up Internet access and wireline customer attrition.  Network access revenue in the three months ended June 30, 2005 grew 34.6% to $5.2 million from $3.9 million in the three months ended June 30, 2004.  Long distance and other telephone services revenue in the three months ended June 30, 2005 increased 15.6% to $0.8 million from $0.7 million in the three months ended June 30, 2004.  Cable television revenue in the three months ended June 30, 2005 increased 18.6% to $0.5 million from $0.4 million in the three months ended June 30, 2004.  Internet revenue in the three months ended June 30, 2005 increased 160.1% to $1.4 million from $0.5 million in the three months ended June 30, 2004.  This increase included the addition of over 1,300 new high-speed Internet customers in Alabama in addition to the acquisition of Mid-Missouri.

Operating Expenses

Operating expenses in the three months ended June 30, 2005 increased 36.0% to $6.9 million from $5.1 million in the three months ended June 30, 2004.  The increase was primarily attributable to the purchase of Mid-Missouri and the on-going costs associated with being a public company.  Cost of services increased 51.6% to $3.0 million in the three months ended June 30, 2005 from $2.0 million in the three months ended June 30, 2004.  Selling, general and administrative expenses decreased (4.8)% to $1.5 million in the three months ended June 30, 2005 from $1.6 million in the three months ended June 30, 2004. Depreciation and amortization increased 58.8% to $2.4 million in the three months ended June 30, 2005 from $1.5 million in the three months ended June 30, 2004.

Interest Expense

Reflecting the new debt structure, interest expense increased 412.1% to $4.1 million in the three months ended June 30, 2005 from $0.8 million in the three months ended Jun 30, 2004.  The new credit facility and the senior subordinated notes replaced existing variable rate term debt.

Adjusted EBITDA

Adjusted EBITDA for the three months ended June 30, 2005 was $7.0 million, an increase of 18.1% from $5.9 million the three months ended June 30, 2004.  See financial tables for a reconciliation of Adjusted EBITDA to net income.

Second Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Friday, August 5, 2005, at 11:00 a.m. ET.  To participate in the call, dial 913-981-5532 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company’s Web site at http://www3.otelco.net/index.html  or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, a replay will be available for 30 days and may be accessed by calling 719-457-0820 and using the passcode 4007472.  An audio archive will be available, shortly after the call, on the Company’s website at http://www3.otelco.net/index.html or www.earnings.com for approximately 30 days.

ABOUT OTELCO

Otelco Inc., headquartered in Oneonta, Alabama, is the sole wireline telephone services provider in several rural communities in Alabama and Missouri. The Company’s services include local telephone, network access, long distance, high-speed and dial-up Internet access, cable television and other telephone related services. With more than 36,000 access lines, cable modems and digital subscriber lines, which are collectively referred to as access line equivalents, Otelco is among the top 50 largest local exchange carriers in the United States based on number of access line equivalents. Otelco operates five incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s.  For more information, visit the Company’s web site at www.otelco.net.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

OTELCO, INC.

Consolidated Balance Sheets

	As of December 31, 2004	As of June 30, 2005
		(unaudited)
Assets
Current Assets
Cash and cash equivalents	$5,406,075	$5,234,715
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $170,515 and $163,993 respectively	1,179,074	1,185,584
Unbilled revenue	1,884,405	1,805,661
Other	1,522,945	1,410,512
Materials and supplies	1,039,910	1,006,614
Prepaid expenses	537,784	469,636
Deferred income taxes	652,624	652,625
Total current assets	12,223,288	11,762,347
Property and equipment, net	48,195,568	46,723,783
Goodwill	119,714,094	119,714,094
Intangible assets, net	2,050,943	1,819,511
Investments	1,298,852	1,205,251
Deferred financing costs	8,020,743	7,423,264
Interest rate cap	4,723,135	3,921,098
Total assets	$196,226,623	$192,569,348

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,690,351	$1,433,021
Accrued expenses	1,862,604	2,553,098
Advanced billings and payments	1,141,013	1,159,093
Customer deposits	220,209	233,864
Total current liabilities	5,914,177	5,379,076

Deferred income taxes	13,053,226	13,053,226
Other liabilities	196,644	185,284
Total deferred tax and other liabilities	13,249,870	13,238,510

Long-term notes payable	161,075,498	161,075,498
Derivative liability	2,788,716	2,173,237
Class B common convertible to senior subordinated notes	3,212,528	3,433,991

Stockholders’ equity
Class A Common stock, $.01 par value-authorized 20,000,000 shares; issued and outstanding 9,676,733 shares	96,767	96,767
Class B Common stock, $.01 par value-authorized 800,000 shares; issued and outstanding 544,671 shares	5,447	5,447
Additional paid in capital	12,435,800	9,024,752
Retained deficit	(2,597,315)	(1,151,744)
Accumulated other comprehensive income (loss)	45,135	(706,186)
Total stockholders’ equity	9,985,834	7,269,036

Total liabilities and stockholders’ equity	$196,226,623	$192,569,348

OTELCO, INC.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005

Revenues
Local service	$3,511,668	$3,561,731	$6,929,055	$7,205,376
Network access	3,888,914	5,235,327	8,001,836	10,964,633
Long distance and other telephone services	673,905	779,294	1,352,574	1,564,274
Cable television	435,483	516,060	873,413	1,012,178
Internet	519,033	1,350,112	999,364	2,723,158
Total revenues	9,029,003	11,442,524	18,156,242	23,469,619

Operating expenses
Cost of services and products	1,992,032	3,020,050	3,961,424	6,073,594
Selling, general and administrative expenses	1,588,107	1,512,050	3,218,619	3,326,999
Depreciation and amortization	1,493,491	2,370,986	3,047,182	4,736,193
Total operating expenses	5,073,630	6,903,086	10,227,225	14,136,786

Income from operations	3,955,373	4,539,438	7,929,017	9,332,833

Other income (expense)
Interest expense	(792,413)	(4,057,957)	(1,630,234)	(8,035,748)
Change in fair value of derivative	—	337,696	—	615,479
Other income	6,637	47,215	54,276	320,691
Total other expense	(785,776)	(3,673,046)	(1,575,958)	(7,099,578)

Income before income taxes and accretion expense	3,169,597	866,392	6,353,059	2,233,255

Income tax expense	(1,122,039)	(139,301)	(2,248,984)	(566,221)

Income before accretion expense	2,047,559	727,091	4,104,075	1,667,034

Accretion of Class B common convertible to senior subordinated notes	—	(110,732)	—	(221,463)
Net income available to common stockholders	2,047,599	616,359	4,104,075	1,445,571

Weighted average shares outstanding:
Basic	8,054,841	9,676,733	8,054,841	9,676,733
Diluted	8,557,304	10,221,404	8,557,304	10,221,404

Net income per share:
Basic	$0.25	$0.06	$0.51	$0.15
Diluted	$0.24	$0.04	$0.48	$0.10

Dividends declared per share	$—	$0.18	$—	$0.35

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